Exhibit 1

This document is a free translation of the Brazilian judicial administrator’s report referred to June, 2018 financial information of Oi S.A. and some of its subsidiaries (“RJ Debtors”) filled within the 7th Business Court of Rio de Janeiro on August 15, 2018. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

HONORABLE LAW JUDGE OF THE 7th BUSINESS COURT OF THE JUDICIAL DISTRICT OF THE CAPITAL CITY OF THE STATE OF RIO DE JANEIRO

Proceedings 0203711-65.2016.8.19.0001

Judicial Reorganization of Oi S.A et al

The BANKRUPTCY TRUSTEE (BT) (Arnoldo Wald Law Firm – EAAW), appointed in the proceedings of Judicial Reorganization of Oi S.A. et al., respectfully requests that Your Honor determines that the attached Monthly Activity Report (“RMA”), related to June 2018 be attached to the case records.

Rio de Janeiro, August 15, 2018.

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Bankruptcy Trustee

Arnoldo Wald Law Firm

MONTHLY ACTIVITY REPORT

RMA

JUDICIAL REORGANIZATION

Oi

June 2018

August 15, 2018

EXECUTIVE SUMMARY

1	Introduction		03
2	Corporate Organization Chart of Oi Group/Companies Under Reorganization		05
3	Relevant Facts and Market Communications disclosed		09
4	Financial Information (Consolidated Financial Statements of the Companies under Reorganization)		17
	4.1	Managerial Cash Flow Statement	18
	4.2	Balance Sheet of the Companies Under Reorganization	24
	4.3	Income Statement of the Companies Under Reorganization	33
5	Service to creditors		37
6	Statements Submitted by BT		38
7	Monitoring and Compliance of the PRJ		41

1 Introduction

INTRODUCTION

Honorable Law Judge of the 7th Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro

The Bankruptcy Trustee, Arnoldo Wald Law Firm (“Wald” or “BT”), appointed in the records of the Judicial Reorganization of Oi Group (proceedings 0203711- 65.2016.8.19.0001), and RC Consultores, subcontracted by the BT to assist it in the elaboration of the Monthly Activity Report (“RMA”), respectfully submit to Your Honor, pursuant to the decision on pages 91,223/91,224, the RMA related to June 2018 and the second quarter of 2018.

As you know, the Judicial Reorganization involves the following companies:

•        Oi S.A. - Under Judicial Reorganization (“Oi S.A.”);

•        Telemar Norte Leste S.A. - Under Judicial Reorganization (“Telemar Norte Leste”);

•        Oi Móvel S.A. - Under Judicial Reorganization (“Oi Móvel”);

•        Copart4 Participações S.A. - Under Judicial Reorganization (“Copart4”);

•        Copart5 Participações S.A. - Under Judicial Reorganization (“Copart5”);

•        Portugal Telecom International Finance B.V. - Under Judicial Reorganization (“PTIF”); and

•        Oi Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization (“Oi Coop”).

This report, which covers financial information based specially on elements provided by the Companies Under Reorganization until August 15, 2018, contains data related to June 2018, and should be analyzed with the preliminary activity report, as well as with the other RMAs previously submitted.

The RMA contains a chapter that covers specifically the consolidated financial information of the Companies under Reorganization, which shall encompass herein the Managerial Cash Flow Statement of said month submitted in the tables in comparison with the immediately previous month, in addition to information regarding the Balance Sheet and the Income Statement of the Companies Under Reorganization, the analysis being based on the quarterly comparison between the 2nd quarter of 2018 and the 1st quarter of 2018. The report will highlight the main variations that took place in said period, submitting the clarifying information provided by the Management of the Companies under Reorganization.

This report, prepared through analytical procedures and discussions with the Company’s Management, aims at providing the Court and interested parties with information on the financial situation of the Companies under Reorganization and the relevant transactions carried out by them, as well as a summary of the activities executed by the BT until the final works of this report.

The information presented below is based primarily on data and elements presented by the Companies Under Reorganization. The individual financial statements of all Companies Under Reorganization, as well as the consolidated financial statements of Oi Group (which include, but are not limited to, the Companies Under Reorganization) are audited by independent auditors on a yearly basis. Limited review procedures are adopted by the auditors to file the Quarterly Consolidated Financial Information (“ITRs”) of Oi Group with CVM. In relation to the individual financial information of each Company Under Reorganization, prepared in monthly periods which are not those covered by the ITRs delivered to CVM, it is not submitted to independent audit review, whether by the auditors hired by Oi Group or by the BT.

The BT, proud of the responsibility attributed to it, is at your disposal for further clarifications regarding the information contained in this report or other additional information.

Very truly yours,

Arnoldo Wald Filho	Marcel Augusto Caparoz
awf@wald.com.br	Head Economist
marcel@rcconsultores.com.br
Samantha Mendes Longo
samantha@wald.com.br	Phone: +55(11) 3053-0003

Partners

Phone: +55(11) 3074-6000

2. Corporate Organization Chart of the Companies Under Reorganization

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

* Diagram previously submitted in the Preliminary Activities Report.

Information presented again to facilitate understanding of the structure of the Companies Under Reorganization

* Diagram previously submitted in the Preliminary Activities Report.

Information presented again to facilitate understanding of the structure of the Companies Under Reorganization

* Diagram previously submitted in the Preliminary Activities Report.

Information presented again to facilitate understanding of the structure of the Companies Under Reorganization

2. Brief Description of the Companies Under Reorganization

THE COMPANIES UNDER JUDICIAL REORGANIZATION

3        Relevant Facts and Market Communications disclosed

RELEVANT FACTS AND MARKET COMMUNICATIONS

We present below some of the relevant facts and market communications disclosed by Oi Group that are directly related to the Companies under Reorganization:

Relevant Facts and Market Communications from JUNE/18

June 1 - Approval of the Composition Plans of PTIF and Oi Coop

Oi S.A. - Under Judicial Reorganization (“Oi”), in connection to the implementation of the Judicial Reorganization Plan approved by the creditors in a general creditors’ meeting held on December 19 and 20, 2017 (the “RJ Plan”), which was ratified on January 8, 2018 by the Judicial Reorganization Court, the decision being published in the Official Gazette of the State of Rio de Janeiro on February 05, informs its shareholders and the market in general that the verification meetings of Portugal Telecom International Finance BV - Under Judicial Reorganization (“PTIF”) and of Oi Brasil Holdings Coöperatief UA - Under Judicial Reorganization (“Oi Coop”) were held at 10 a.m. (CET) on June 1, 2018 at the Amsterdam Court, Netherlands, regarding each of its composition plans by Dutch law (jointly, the “Plans” and, individually, the “Plan”) applicable to:

•        6.25% Notes issued by PTIF due in 2016 (ISIN No. PTPTCYOM0008) (“PTIF Retail Notes”);

•        4.375% Notes issued by PTIF due in March 2017 (ISIN No. XS0215828913);

•        5.242% Notes issued by PTIF due in November 2017 (ISIN No XS0441479804);

•        5.875% Notes issued by PTIF due in 2018 (ISIN No. XS 0843939918);

•        5.00% Notes issued by PTIF due in 2019 (ISIN No. XS0462994343);

•        4.625% Notes issued by PTIF due in 2020 (ISIN No. XS0927581842);

•        4.50% Notes issued by PTIF due in 2025 (ISIN No XS0221854200) (jointly with the six series listed above, the “PTIF Securities”);

•        5.625% Senior Notes issued by Oi Coop due in 2021 (ISIN No. XS1245245045 and XS1245244402); and

•        5.75% Senior Notes issued by Oi Coop due in 2022 (CUSIP/ISIN Nos. AD3/US10553MAD39 and P18445 AG4/USP18445AG42) (jointly with the series listed above, the “Oi Coop Notes” and, jointly with the PTIF Notes, the “Notes”).

Each of the Plan gives effect to the RJ Plan internationally. The terms in force materially reflect the terms of the RJ Plan, so as to ensure that all material aspects of the RJ Plan have a mandatory effect to creditors and interested parties, not only in Brazil, but also other territories, including the Netherlands and the United Kingdom.

According to the Dutch Bankruptcy Code, the PTIF Plan was approved by 100% of the creditors attending the meeting, representing 99.99% of the total of claims qualified to participate in the voting and representing 99.99% of the total amount of the PTIF debt and the Oi Coop Plan was approved by 92.82% of the creditors attending the meeting, representing 99.63% of the total of claims qualified to participate in the voting, and representing 89.16% of the total Oi Coop debt. The final stage in the recognition of the RJ Plan in the Netherlands shall be to obtain sanction from the Amsterdam Court, in which a ratification hearing regarding the Plans is scheduled for 10:00 a.m. (CET) of June 11, 2018. Further detail of the hearing can be found at https://cms.law/nl/NLD/Publication/Bankruptcies/Portugal-Telecom-International-Finance-B.V to PTIF and at http://oibrasilholdingscoop-administration.com to Oi Coop.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=253488

June 11 - Capital Increase

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”), in continuance to the information disclosed in the Relevant Fact of March 5, 2018 and in the information included in Exhibit 30-XXXII disclosed on the same date, and due to the waiver, on such date, of conditions precedent set forth in the Judicial Reorganization Plan in a Creditors’ Meeting, pursuant to the Plan, hereby informs its shareholders and the market of the conditions to exercise the right of first refusal by the shareholders of the Company that hold common shares and/or preferred shares, regarding the common shares to be issued in the capital increase of the Company (“New Shares”), upon Capitalization of Unsecured Credits of the Qualified Bondholders (“Capitalization of Credits” or “Capital Increase”), (as defined in the judicial reorganization plan of the Company approved in a General Creditors’ Meeting held on December 19 and 20, 2017 and ratified by the 7th Lower Business Court of the Rio de Janeiro State Court of Appeals) (“Plan”), as approved by the Board of Directors of the Company in a meeting held on March 5, 2018.

According to information disclosed in the Relevant Fact and in Exhibit 30-XXXII, the capital increase upon Capitalization of Credits shall be performed through issuance of, at least, 1,039,868,479 and of, at most, 1,756,054,163 New Shares, registered shares and without par value, to the issuance price of BRL 7.00 per share, so that the total amount of Capitalization of Credits shall be of, at least, BRL 7,279,079,353.00 and of, at most BRL 12,292,379,141.00.

It shall be ensured to the shareholders of the Company, the right of first refusal in the subscription of New Shares issued as a result of the Capitalization of Credits, under article 171 of Law No. 6,404/76, according to the terms and conditions below.

Additionally to the New Shares, subscription warrants (“Subscription Warrants”) shall be issued, which shall be attributed as an additional advantage to the subscribers of the New Shares, at the proportion of 0.07692307666 Subscription Warrants for each 1 New Share, the delivery of fractions of Subscription Warrants not being admitted, which shall always be rejected. The Subscription Warrants shall be issued in a single series, amounting the issuance of up to 135,081,089 Subscription Warrants.

The Company was informed that the depositary of the American Depositary Receipts Programs of the Company shall not distribute rights of first refusal to holders of American Depositary Shares of common and preferred shares issued by Oi.

The full communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43086&conta=28&id=253575

June 11 - Approval of waiver of conditions precedent to the Capital Increase

Oi S.A. - Under Judicial Reorganization (“Company”) informs its shareholders and the market in general that the waiver of the conditions precedent to the Capital Increase - Capitalization of Credits set forth in items (ii) and (iv.a) of Exhibit 4.3.3.5(c) of the Plan was approved in a Creditors’ Meeting held on such date, pursuant to Clauses 4.3.3.5(c) and 8.1 of the Judicial Reorganization Plan (“Plan”).

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=253573

June 14 - Decision of the American Court regarding Chapter 15 of the U.S. Bankruptcy Code

Oi S.A. - Under Judicial Reorganization (“Oi”), and jointly with some of its affiliated companies, the “Company”), informed its shareholders and the market in general that, in connection with the implementation of the Judicial Reorganization Plan approved by the creditors in a general creditors’ meeting held on December 19 and 20, 2017 (the “RJ Plan”), which was ratified on January 8, 2018 by the Judicial Reorganization Court, the decision being published in the Official Gazette of the State of Rio de Janeiro on February 5, on June 14, 2018, the United States Bankruptcy Court for the Southern District of New York (“U.S. Bankruptcy Court”) rendered a decision deferring the measure filed on behalf of Oi, Telemar Norte Leste S.A. - Under Judicial Reorganization, Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization (“Coop”) and Oi Móvel S.A. – Under Judicial Reorganization (all debtors, joint, “Chapter 15 Debtors”) to grant full effects and effectiveness to the RJ Plan in the United States and for purposes of the legislation of the United States in relation to each of the Chapter 15 Debtors. The decision also authorizes the performance of the stages necessary to the consummation of the RJ Plan regarding the following series of debts governed by the New York law:

•        9.75% Senior Notes due in 2016 issued by Oi (CUSIP/ISIN No. 10553M AC5/US10553MAC55 and P18445 AF6/USP18445AF68);

•        5.125% Senior Notes due in 2017 issued by Oi (ISIN No. XS0569301830 and XS0569301327);

•        9.50% Senior Notes due in 2019 issued by Oi (CUSIP/ISIN No. 87944L AD1/US87944LAD10 No. P9037H AK9/USP9037HAK97);

•        5.50% Senior Notes due in 2020 issued by Oi (CUSIP/ISIN No. 87944L AE9/US87944LAE92, P9037H AL7/USP9037HAL70 and 87944L AF6/USP87944LAF67);

•        5.625% Senior Notes due in 2021 issued by Oi Coop (ISIN No. XS1245245045 and XS1245244402); and

•        5.75% Senior Notes due in 2022 issued by Oi (CUSIP/ISIN No. 10553M AD3/US10553MAD39 and P18445 AG4/USP18445AG42).

The decision and order of the U.S. Bankruptcy Court also waives the offer and sale of securities distributed in the context of the RJ Plan of the applicable registration requirements of the United States.

The entire decision will be available, when possible, for download at the Company's website (www.oi.com.br/ri), in the Empresas.NET System of CVM (www.cvm.gov.br), and in the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br) and will also be sent to SEC, through Form 6K. The Company will provide a translation of decision into Portuguese and shall be made available, when possible, at the abovementioned address.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=253601

June 19 - Order rendered by the Administrative Council for Economic Defense (“CADE”)

Oi S.A. - Under Judicial Reorganization (“Oi” or the “Company”), in complementation to the Notice to Shareholders dated June 11, 2018, notified its shareholders and the market in general that it became aware of an order rendered by the Administrative Council for Economic Defense (“Cade”) granting the request made by Oi for the non-recognition of the Company’s capital increase transaction, through the capitalization of a part of the Unsecured Credits of Qualified Bondholders Unsecured Creditors (“Capital Increase”), as provided for in the judicial reorganization plan approved in a General Creditors’ Meeting and ratified by the Judge of the 7th Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro (“Plan”).

It is also necessary to wait until July 4, 2018 for closing of the proceedings with CADE. After this date, if there is no statement to the contrary, the decision of CADE will be fully confirmed.

With the confirmation of CADE’s decision and considering the decision of the Board of Directors of Anatel, which granted the prior consent requested by Oi to make the Capital Increase, all Precedent Conditions set forth in the Capital Increase Plan will have been properly verified or waived.

Both Anatel’s appellate decision and the order with CADE’s decision are attached to this Market Communication and are also available for download in the Company’s website (www.oi.com.br/ri), in the Empresas.NET System of CVM (www.cvm.gov.br), and in the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). Oi will, as soon as possible, submit the decisions translated into English to the US Securities and Exchange Commission as per Form 6-K.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=253941

June 20 - End of the term to appeal against the decision to ratify PTIF’s and Oi Coop’s Composition Plans

Oi S.A. - Under Judicial Reorganization (“Oi”), in complementation to the Market Communication disclosed on June 11, 2018 and in connection with the implementation of the Judicial Reorganization Plan approved by the creditors in a General Creditors’ Meeting held on December 19 and 20, 2017 and ratified by the Judge of the 7th Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro (“RJ Plan”), notified its shareholders and the market in general that no appeal was filed with the Court of Appeals of Amsterdam against the decision to confirm the composition plans of Portugal Telecom International Finance B.V. - Under Judicial Reorganization (“PTIF”) and of Oi Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization (“Oi Coop”) under the Dutch law (collectively, the “Plans”), rendered by the District Court of Amsterdam during a ratification hearing held on June 11, 2018.

Considering the end of the term for appeal, the Plans are now effective under the Dutch legislation and PTIF’s and Oi Coop’s bankruptcy cases have been settled.

Each of the Plans internationally gives effect to the RJ Plan. The effective terms of the Plans materially reflect the terms of the RJ Plan, so as to ensure that all material aspects of the RJ Plan have a binding effect on creditors and stakeholders, not only in Brazil, but also in other territories, including the Netherlands and the United Kingdom.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=253952

Relevant Facts and Market Communications from JULY/18

July 05 - Order rendered by the Administrative Council for Economic Defense (“CADE”)

Oi S.A. - Under Judicial Reorganization (“Oi” or the “Company”), in complementation to the Market Communication dated June 19, 2018, notified its shareholders and the market in general that it became aware of the end of the applicable term for submitting statements contrary to the order of the Administrative Council for Economic Defense (“CADE”), which granted the request made by Oi for the non-recognition of the Company’s capital increase transaction, through the capitalization of a part of the Unsecured Credits of Qualified Bondholders Unsecured Creditors (“Capital Increase”), as provided for in the judicial reorganization plan approved in a General Creditors’ Meeting and ratified by the Judge of the 7th Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro (“Plan”).

Therefore, with the full confirmation of the referred decision, the proceeding in the CADE was closed and shelved, and all Precedent Conditions set forth in the Capital Increase Plan are duly verified or waived.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=254137

July 20 - Ratification of the capital increase and end of the bylaws voting restriction

Oi S.A. - Under Judicial Reorganization (the “Company”), in compliance with art. 157, Paragraph 4 of Law No. 6,404/76 and under CVM Ruling No. 358/02, notified its shareholders and the market in general during a meeting held on that date, the Company’s Board of Directors verified the subscription of shares through the Capitalization of the Qualified Bondholders Unsecured Credits in a number greater than the minimum number of shares of the capital increase approved on March 5, 2018 (“Capital Increase”) and, in compliance with the terms conditions, and deadlines set forth in Oi’s Judicial Reorganization Plan, decided to partially ratify the Capital Increase, with the issuance de 1,514,299,603 new common shares (the “New Shares”) and 116,480,467 subscription warrants (the “Subscription Warrants”), to be delivered to those shareholders who exercised their right of first refusal and did not condition their decision and to the holders of the Qualified Bondholders Unsecured Credits who capitalized their respective credits.

The New Shares and Subscription Warrants issued in the Capital Increase shall be traded at B3 as of July 23, 2018.

Due to the ratification of the Capital Increase, the Company’s capital stock will be of BRL 32,038,471,375.00, divided into 2,340,060,505 shares, among which 2,182,333,264 are common shares and 157,727,241 are preferred shares, all registered and without par value.

Of the total of New Shares and Subscription Warrants issued in the Capital Increase, 68,263 common shares and 5,197 subscription warrants were subscribed by the Company’s shareholders who exercised their right of first refusal and did not condition their decision to the subscription of all shares object of the Capital Increase, and 1,514,231,340 common shares and 116,475,270 subscription warrants, to be represented by American Depositary Shares and American Depositary Warrants, were subscribed by holders of the Qualified Bondholders Unsecured Credits through the capitalization of their respective credits.

Full information on the Company’s shareholding structure will be made available in the Reference Form available at CVM’s website within the term provided for in the applicable regulation.

The Company also informs that, under the terms of art. 72 of the Bylaws, considering a dilution in its shareholding structure of more than 50% as a result of the Capital Increase, the voting restriction provided for therein was terminated and immediately and irrevocably ceased to have effects on the exercise of voting rights by the Company’s shareholders.

The Company reiterates that it remains focused on its transformation strategy and on the implementation of all steps of the Judicial Reorganization Plan and explains that it will keep its shareholders and the market informed of the topics described in this Relevant Fact.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=254297

July 23 - Return of appeals by reason of the partial ratification of the Capital Increase

Oi S.A. - Under Judicial Reorganization (the “Company”), in complementation to the Relevant Fact disclosed on July 20, 2018 regarding the ratification of the capital increase made through the Capitalization of the Qualified Bondholders Unsecured Credits (“Capital Increase”), notified its shareholders and the market that, by reason of the partial ratification of the Capital Increase, on July 25, 2018, the Company will return all amounts paid to those subscribers who conditioned their participation in the Capital Increase to the subscription of the maximum amount of shares of the Capital Increase, without interest or adjustment for inflation, through the custody agents of the referred subscribers.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=254315

July 26 - Reply to CVM/B3 Official Letter

Dear Sirs,

In attention to Official Letter 1465/2018-SAE/GAE-1 submitted by B3 S.A. - Brasil, Bolsa, Balcão (the “Official Letter”), under the terms transcribed below, through which Oi S.A. - Under Judicial Reorganization (“Oi” or the “Company”) is requested to provide the starting date and the end date of the term to exercise the Subscription Warrants issued as an additional advantage to the subscribers of the capital increase approved and ratified in the Board of Directors’ meetings respectively held on March 5 and July 20, 2018 (“Capital Increase - Capitalization of Credits”), the Company hereby explains as follows:

“July 23, 2018

1465/2018-SAE/GAE-1

Oi S.A. – Under Judicial Reorganization

Attn. Mr. Carlos Augusto Machado Pereira de Almeida Brandão

Investor Relations Officer

Re: Subscription warrants

Dear Sir,

Considering the resolutions of the Board of Directors’ meeting held on July 20, 2018, we hereby request you to provide, by July 26, 2018, the starting date and the end date of the term to exercise the Subscription Warrants.”

As it can be concluded from the minutes of the Board of Directors’ Meeting held on March 5, 2018 and from the Notice to Shareholders disclosed by the Company on June 11, 2018, both available in the Company’s Investors Relations website (www.oi.net.br/ri) and in CVM’s IPE System (www.cvm.gov.br), the Company explains that, under the provisions of the Judicial Reorganization Plan, the Subscription Warrants may be exercised at any time, at the sole discretion of their holder, 1 year after the date of ratification of the Capital Increase - Capitalization of Credits by the Board of Directors, for 90 days.

The start of the exercise term will be advanced in the following situations: (i) disclosure of a Relevant Fact on the Capital Increase - New Funds provided for in Clause 6 of the Judicial Reorganization Plan and in the Backstop Agreement, as defined in the Plan; or (ii) in case any transactions are made, which imply a change in the control of the Company, whichever occurs first, as set forth in the Plan. For the purpose of item (i), the Company will notify the market, at least 15 business days in advance of the General  Meeting or the Board of Directors’ meeting to decide upon the Capital Increase - New Funds so that its holders may have sufficient time to exercise the Subscription Warrants and the right of first refusal in the subscription of the Capital Increase - New Funds be ensured thereto with respect to the shares addressed in the Subscription Warrants.

Therefore, in view of the ratification of the Capital Increase - Capitalization of Credits on July 20, 2018, the term for exercising the Subscription Warrants will primarily start on July 22, 2019 and end on October 21, 2019, in case of verification of any of the aforementioned cases of advance of the start of the term for exercise, which will be timely disclosed by the Company, as well as the procedures and terms for the holders of the Subscription Warrants to exercise them.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=254358

July 31 - Financial Restructuring Conclusion

Oi S.A. - Under Judicial Reorganization, (“Company”) notified its shareholders and the market in general that it has completed the restructuring of its financial debt with the implementation of the applicable terms and conditions provided for in the Judicial Reorganization Plan of the Company and its subsidiaries Oi Móvel S.A. - Under Judicial Reorganization, Telemar Norte Leste S.A. - Under Judicial Reorganization, Copart 4 Participações S.A. - Under Judicial Reorganization, Copart 5 Participações S.A. - Under Judicial Reorganization, Portugal Telecom International Finance B.V. - Under Judicial Reorganization, and Oi Brasil Holdings Cooperatief U.A. - Under Judicial Reorganization approved by the creditors in a general creditors’ meeting held on December 19 and 20, 2017 and ratified by the Judge of the 7th Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro, which decision was published in the Official Gazette on February 5, 2018 (“Plan”).

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=254426

Relevant Facts and Market Communications from AUGUST/18

August 1 - Decision rendered by the Court of Portugal on the Recognition of the Ratification of the RJ Plan

Oi S.A. - Under Judicial Reorganization, (“Oi” or the “Company”) notified its shareholders and the market in general that, on that date, it became aware of a decision rendered on July 30, 2018 by the Commercial Court of Lisbon - Judge 2 of the Court of the Judicial District of Lisbon (the “Portuguese Court”), which, at this moment, rejected the request made by the Company and its subsidiaries Telemar Norte Leste - Under Judicial Reorganization, Oi Móvel S.A. - Under Judicial Reorganization, Copart 4 Participações S.A. - Under Judicial Reorganization, and Copart 5 Participações S.A. - Under Judicial Reorganization (collectively, “Companies Under Reorganization”) for recognition, in Portugal, of the decision rendered by the Judge of the 7th Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro (“Judicial Reorganization Court”) on January 8, 2018 and published on February 5, 2018, which ratified the Judicial Reorganization Plan of the Companies Under Reorganization approved during a General Creditors’ Meeting held on December 19 and 20, 2017 (the “Plan”).

According to the understanding of the Portuguese Court, a final and unappealable decision ratifying the Plan by the Judicial Reorganization Court would be necessary for its recognition in Portugal.

Oi respectfully disagrees with the decision rendered by the Portuguese Court and explains that it intends to file the applicable appeal with the Court of Appeals of Lisbon against such decision, since it understands that it is not consistent with the two decisions already rendered by the same Commercial Court of Lisbon, which have already recognized, and currently protect, in Portugal, the opening of and pending Judicial Reorganization Procedure of the Companies Under Reorganization in Brazil, and it disagrees with the decisions recently rendered by the Courts of the United States of America and Holland, which recognized, in those jurisdictions, the decision to ratify the Plan and its full efficacy, as per Market Communications disclosed by Oi on August 21, 2017 and June 11 and 14, 2018.

The decision was based on formal aspects, and the Portuguese Court made no statement on the merit of the Plan. In this sense, Oi reiterates that the referred decision has no impact on the integrity and full efficacy of the Plan, the implementation of which was protected by the Judicial Reorganization Court.

The entire decision rendered by the Portuguese Court is attached to this Market Communication and is also available for download in the Company’s website (www.oi.com.br/ri), in the Empresas.NET System of CVM (www.cvm.gov.br), and in the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company will, as soon as possible, submit the decision translated into English to the US Securities and Exchange Commission as per Form 6-K.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=254429

4          Financial Information (Consolidated Financial Statements of the Companies under Reorganization)

FINANCIAL INFORMATION

4.1 Managerial Cash Flow Statement

4.2 Balance Sheet of the Companies Under Reorganization

4.3 Income Statement of the Companies Under Reorganization

4.1 MANAGERIAL CASH FLOW STATEMENT

Monthly Consolidated Financial Statements of the Companies under Reorganization (unaudited)

MANAGERIAL CASH FLOW STATEMENT

HIGHLIGHTS

Statement

JUNE 1 to 30, 2018

•          The Net Operating Cash Generation of the Companies Under Reorganization was BRL 136 million positive in June/18

•          Investments reached the level of BRL 377 million in June/18

•          The item Accounts Receivable had an increase of BRL 350 million in June/18, amounting to BRL 2,736 million

•          The item Accounts Payable had a high of BRL 10 million in June/18, amounting to BRL 2,223 million.

•          The Financial Cash Final Balance of the Companies Under Reorganization increased by BRL 217 million in June/18, amounting to BRL 4,819 million

The Net Operating Cash Generation of the Companies Under Reorganization was BRL 136 million positive in June/18

•          The Net Operating Cash Generation of the Companies Under Reorganization was BRL 136 million positive in June/18, after the negative results of BRL 261 million observed in the previous month (Figure 5). When compared to May/18, Accounts Receivable had an increase of BRL 350 million, reaching BRL 2,736 million, while the cash outflows with Accounts Payable and Investments decreased by BRL 47 million, jointly amounting to BRL 2,600 million (Figure 6).

•          The other movements of the Companies Under Reorganization, which includes the Financial Operations and Intra-Group items, respectively contributed with entries of BRL 26 million and BRL 55 million in June/18.

•          Accordingly, the variation of the Financial Cash Final Balance of the Companies Under Reorganization was positive in BRL 217 million in June/18, resulting in an amount of BRL 4,819 million (Figure 7), which corresponds to a high of 4.7% compared to the previous month.

•          Considerations of the variations shall be analyzed in detail on the following pages.

Source: Financial statements and management information

Figure 5 - Net Operating Cash Generation - Monthly Balance

Legend:

Em R$ milhões – BRL million

JUL/16 – JUL/16

AGO/16 – AUG/16

SET/16 – SEP/16

OUT/16 – OCT/16

NOV/16 – NOV/16

DEZ/16 – DEC/16

JAN/17 – JAN/17

FEV/17 – FEB/17

MAR/17 – MAR/17

ABR/17 – APR/17

MAI/17 – MAY/17

JUN/17 – JUN/17

JUL/17 – JUL/17

AGO/17 – AUG/17

SET/17 – SEP/17

OUT/17 – OCT/17

NOV/17 – NOV/17

DEZ/17 – DEC/17

JAN/18 – JAN/18

FEV/18 – FEB/18

MAR/18 – MAR/18

ABR/18 – APR/18

MAI/18 – MAY/18

JUN/18 – JUN/18

Figure 6 – Monthly evolution. Accounts Receivable x Accounts Payable/Investments

Legend:

Em R$ milhões – BRL million

RECEBIMENTOS – ACCOUNTS RECEIVABLE

PAGAMENTOS + INVESTIMENTOS – ACCOUNTS PAYABLE + INVESTMENTS

JUL/16 – JUL/16

AGO/16 – AUG/16

SET/16 – SEP/16

OUT/16 – OCT/16

NOV/16 – NOV/16

DEZ/16 – DEC/16

JAN/17 – JAN/17

FEV/17 – FEB/17

MAR/17 – MAR/17

ABR/17 – APR/17

MAI/17 – MAY/17

JUN/17 – JUN/17

JUL/17 – JUL/17

AGO/17 – AUG/17

SET/17 – SEP/17

OUT/17 – OCT/17

NOV/17 – NOV/17

DEZ/17 – DEC/17

JAN/18 – JAN/18

FEV/18 – FEB/18

MAR/18 – MAR/18

ABR/18 – APR/18

MAI/18 – MAY/18

JUN/18 – JUN/18

Figure 7 – Financial Cash – Companies Under Reorganization - Monthly - Final Balance

Legend:

Em R$ milhões – BRL million

JUN/16 – JUN/16

JUL/16 – JUL/16

AGO/16 – AUG/16

SET/16 – SEP/16

OUT/16 – OCT/16

NOV/16 – NOV/16

DEZ/16 – DEC/16

JAN/17 – JAN/17

FEV/17 – FEB/17

MAR/17 – MAR/17

ABR/17 – APR/17

MAI/17 – MAY/17

JUN/17 – JUN/17

JUL/17 – JUL/17

AGO/17 – AUG/17

SET/17 – SEP/17

OUT/17 – OCT/17

NOV/17 – NOV/17

DEZ/17 – DEC/17

JAN/18 – JAN/18

FEV/18 – FEB/18

MAR/18 – MAR/18

ABR/18 – APR/18

MAI/18 – MAY/18

JUN/18 – JUN/18

The decrease in Cash Outflows regarding payment of material and services contributed to the positive result of Net Operating Cash Generation

Figure 8 - Managerial cash flow statement

	May/18	Jun/18	∆
Clients	1,799	1,734	-4%
Network Use Services	3	467	N.A.
Dealers	491	471	-4%
Others	93	64	-31%
Accounts Receivable (1)	2,386	2,736	15%

	May/18	Jun/18	∆
Plant Maintenance	(302)	(283)	-6%
Rent Amounts	(245)	(260)	6%
Graphic/Data Processing	(111)	(108)	-3%
Service/Collection Call Center	(128)	(104)	-19%
Concessionaires	(105)	(99)	-6%
Advisory Services/Audits/Fees	(50)	(35)	-30%
Other Services/Accounts Payable	(384)	(212)	-45%
Materials/Services (2)	(1,325)	(1,101)	-17%

	May/18	Jun/18	∆
Network Use Services	(7)	(467)	N.A.
Court Deposits	(4)	11	-375%
Contingencies	-	(1)	N.A.
Other Accounts Payable (2)	(11)	(457)	N.A.

	May/18	Jun/18	∆
Telemar	(182)	(170)	-7%
Oi S.A.	(66)	(63)	-5%
Oi Móvel	(186)	(144)	-23%
Investments (3)	(434)	(377)	-13%

Legend:

Em R$ milhões – BRL million

Recebimentos – Accounts Receivable

Pessoal – Personnel

Materiais/Serviços – Materials/Services

Tributos – Taxes

Mediação – Mediation

Demais pagamentos – Other accounts payable

Investimentos – Investments

Geração Oper. Líquida – Net Operating Generation

Fonte: Demonstrações financeiras e informações gerenciais – Source: Financial statements and management information

Table 1 - Managerial Cash Flow Statement - Apr/18

BRL million	(A) 05/31/2018 May/18	(B)-(A) Variation	(B) 06/30/2018 Jun/18
INITIAL Balance – Financial Cash	4,820	(218)	4,602
Clients	1,799	(65)	1,734
Network Use Services	3	464	467
Dealers	491	(20)	471
Others	93	(29)	64
Accounts Receivable (1)	2,386	350	2,736
Personnel	(179)	32	(147)
Material/Service Suppliers	(1,332)	(236)	(1,568)
Taxes	(698)	180	(518)
Court Deposits	(4)	15	11
Contingencies	-	(1)	(1)
Mediation	-	-	-
Accounts Payable (2)	(2,213)	(10)	(2,223)
Telemar	(182)	12	(170)
Oi S.A.	(66)	3	(63)
Oi Móvel	(186)	42	(144)
Investments (3)	(434)	57	(377)
Net Operating Generation (1+2+3)	(261)	397	136
Intra-group Transaction	28	27	55
Financial Transactions	15	11	26
Dividends and Interest on Net Equity (JCP)	-	-	-
FINAL Balance - Financial Cash	4,602	217	4,819

Figure 9 – Accounts Receivable – Share Structure

Legend:

Outros – Others

Serviços de Uso de Rede – Network Use Services

Clientes – Clients

RECEBIMENTOS TOTAL – TOTAL ACCOUNTS RECEIVABLE

	Jun/18		May/18
	BRL million	Interest	Interest
Accounts Receivable	2,736	100%	100%
Client	1,734	63%	75%
Dealers	471	17%	21%
Network Use Services	467	17%	0%
Others	64	2%	4%

ACCOUNTS RECEIVABLE

Accounts Receivable decreased in June/18

In June/18, there was a decrease in Accounts Receivable of BRL 350 million in relation to the previous month (+14.7%), reaching the amount of BRL 2,736 million.

The Accounts Receivable of Network Use Services increased BRL 464 million in June/18, amounting to BRL 467 million, with the collection of BRL 3 million in May/18.

o      The Management stressed that the increase in the Accounts Receivable of Network Use Services in June/2018 is related to the delay in the receipt of intercompany invoices in May/2018, due to operational issues. Therefore, the average level of the last two months remained in line with the historical base. Finally, the Management stressed that this item must be analyzed in conjunction with the accounts payable item of “Network Use Services”.

On the other hand, the other items of the Accounts Receivables recorded a decrease regarding the immediately previous month. The item Clients decreased in June/18 by BRL 65 million, reaching BRL 1,734 million, while the accounts receivable for Others had a decrease of BRL 29 million in relation to the previous month, amounting to BRL 64 million in June/18.

Lastly, in the same regard, the accounts receivables Dealers decreased by BRL 20 million in June/18, amounting to cash inflows of BRL 471 million.

Management informed that, even with the lower number of business days in June/18 regarding the previous month (June/18 with 21 business days and May/18 with 22 business days) there was no movement especially responsible for the slight decrease of the items Clients, Dealers and Others in June/18, remaining in line with the result of the latest months.

Table 1 - Managerial Cash Flow Statement - Jun/18

BRL million	(A) 05/31/2018 May/18	(B)-(A) Variation	(B) 06/30/2018 Jun/18
INITIAL Balance – Financial Cash	4,820	(218)	4,602
Clients	1,799	(65)	1,734
Network Use Services	3	464	467
Dealers	491	(20)	471
Others	93	(29)	64
Accounts Receivable (1)	2,386	350	2,736
Personnel	(179)	32	(147)
Material/Service Suppliers	(1,332)	(236)	(1,568)
Taxes	(698)	180	(518)
Court Deposits	(4)	15	11
Contingencies	-	(1)	(1)
Mediation	-	-	-
Accounts Payable (2)	(2,213)	(10)	(2,223)
Telemar	(182)	12	(170)
Oi S.A.	(66)	3	(63)
Oi Móvel	(186)	42	(144)
Investments (3)	(434)	57	(377)
Net Operating Generation (1+2+3)	(261)	397	136
Intra-group Transaction	28	27	55
Financial Transactions	15	11	26
Dividends and Interest on Net Equity (JCP)	-	-	-
FINAL Balance - Financial Cash	4,602	217	4,819

Figure 10 - Accounts Payable – Share structure

Legend:

Outros – Others

Mediação – Mediation

Pessoal – Personnel

Tributos – Taxes

Fornecedores – Suppliers

PAGAMENTOS TOTAL - ACCOUNTS PAYABLE

	June/18		May/18
	BRL million	Interest	Interest
Accounts Payable	2,223	100%	100%
Material/Service Suppliers	1,588	71%	60%
Taxes	518	23%	32%
Personnel	147	7%	8%
Mediation	(30)	-1%	0%
Others	-	0%	0%

ACCOUNTS PAYABLE

Increase of Payments in June/18

The Accounts Payable amounted to BRL 2,223 million in June/18, an increase of BRL 10 million in relation to the previous month, when such item recorded BRL 2,213 million.

The main item responsible for the larger cash outflow with Accounts Payable was the item Material/Service Suppliers, with an increase of BRL 236 million in the month, reaching BRL 1,568 million.

o      As explained by Management, the variation occurred mainly in the line of Network Use Services, which, in May/2018, recorded a delay in the payments of intercompany invoices, due to operational issues. Therefore, the average level of the last two months remained in line with the historical base. Finally, the Management stressed that this item must be analyzed in conjunction with the accounts receivable item of “Network Use Services”.

On the other hand, the item Taxes decreased by BRL 180 million in June/2018, totaling BRL 518 million. Concurrently, cash outflows associated with Personnel payments decreased by BRL 32 million in June/2018, reaching BRL 147 million.

o      According to Management, the lowest cash outflow regarding Taxes in June/2018 is a reflex of the non-recurring payment of PIS/COFINS on Haircut gains with the novation of the debt occurred in May/2018, in addition to the effect of a higher tax credit offsetting in June/2018.

o      Management also stressed that the decrease in the item Personnel in June/2018 is also a reflex of the transitory increase occurred in April/2018 regarding the payment of the 2017 PPR, approved in the 2017/2018 collective bargain agreement, as the Source Income Tax on 2017 PPR was paid in May/2018, returning to the regular level in June/2018.

Court Deposits recorded a decrease in June/2018, going from cash outflows of BRL 4 million to a cash inflow of BRL 11 million. Whereas the item Contingencies recorded a cash outflow of BRL 1 million. Finally, the item Mediation did not report cash outflows in June/2018.

Table 1 - Managerial Cash Flow Statement - June/18

BRL million	(A) 05/31/2018 May/18	(B)-(A) Variation	(B) 06/31/2018 Jun/18
INITIAL Balance – Financial Cash	4,820	(218)	4,602
Clients	1,799	(65)	1,734
Network Use Services	3	464	467
Dealers	491	(20)	471
Others	93	(29)	64
Accounts Receivable (1)	2,386	350	2,736
Personnel	(179)	32	(147)
Material/Service Suppliers	(1,332)	(236)	(1,568)
Taxes	(698)	180	(518)
Court Deposits	(4)	15	11
Contingencies	-	(1)	(1)
Mediation	-	-	-
Accounts Payable (2)	(2,213)	(10)	(2,223)
Telemar	(182)	12	(170)
Oi S.A.	(66)	3	(63)
Oi Móvel	(186)	42	(144)
Investments (3)	(434)	57	(377)
Net Operating Generation (1+2+3)	(261)	397	136
Intra-group Transaction	28	27	55
Financial Transactions	15	11	26
Dividends and Interest on Net Equity (JCP)	-	-	-
FINAL Balance - Financial Cash	4,602	217	4,819

Figure 11 - Investments – Share structure

Legend:

INVESTIMENTOS TOTAL – TOTAL INVESTMENTS

	Jun/18		May/18
	BRL million	Interest	Interest
Investments	377	100%	100%
Oi Móvel	170	45%	43%
Telemar	144	38%	42%
Oi S.A.	63	17%	15%

INVESTMENTS

The companies Under Reorganization recorded Accounts Payable for Investments of BRL 377 million in June/18, a decrease of 13% in relation to the previous month, when there were cash outflows with Investments of BRL 434 million.

The investments related to Telemar S.A. presented a decrease of BRL 12 million, totaling BRL 170 million in June/18. Investments in Oi Móvel S.A. decreased by BRL 42 million, totaling BRL 144 million, while investments in Oi S.A. decreased from BRL 66 million in May/18 to BRL 63 million in June/18.

o        Management pointed out that the level of cash outflows with investments remains high, in line with the Company’s Investment Plan.

NET OPERATING GENERATION

The level of Accounts Receivable in June/18, of BRL 2,736 million, was less than the combined total of Accounts Payable (BRL 2,223 million) and the cash outflows with Investments (BRL 377 million) in the month, which contributed directly to the positive balance of BRL 136 million in Net Operating Generation of the Companies Under Reorganization in the month.

o        Management reported that the result is in line with the flow predicted in the Judicial Reorganization Plan.

FINAL BALANCE - FINANCIAL CASH

The Financial Transactions, in turn, recorded a positive result of BRL 26 million in June/18, an increase of BRL 11 million compared to the previous month. The Intra-Group Transactions had a cash inflow of BRL 55 million in June/18, compared to the entry of BRL 28 million in the previous month.

o      Management reported that the increase verified in June/2018 in the Financial Transactions is a reflex of the mandatory income tax withholding occurred in May/2018, which temporarily decreased cash inflow for the item in the previous month.

o      With respect to the Intra-Group Transactions, Management stressed that the result is a reflex of the receipt of a financial loan owed by Portugal Telecom Participações to Oi S.A.

Therefore, by adding the entry of BRL 26 million of the Financial Transactions and of BRL 55 million of the Intra-Group Transactions to the positive balance of BRL 136 million of the Net Operating Cash Generation, the Financial Cash Final Balance of the Companies Under Reorganization was increased by BRL 217 million in relation to the previous month (a 4.7% increase), amounting to BRL 4,819 million.

o   The Management pointed out that, as set forth in the guidelines of the Judicial Reorganization Plan, oscillations upwards and downwards are expected in the Company’s cash throughout the year.

Table 2 – Direct Cash Flow

CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANIES UNDER REORGANIZATION	JAN/17	FEB/17	MAR/17	APR/17	MAY/17	JUN/17	JUL/17	AUG/17	SEP/17	OCT/17	NOV/17	DEC/17	JAN/18	FEB/18	MAR/18	APR/18	MAY/18	JUN/18
Initial Balance – Financial Cash	7,293	7,094	7,380	7,170	6,884	6,854	7,299	7,179	7,295	7,524	7,324	6,877	6,881	6,128	5,909	5,831	4,820	4,602
Accounts Receivable	2,669	2,305	3,223	2,638	2,961	2,563	2,755	2,970	2,682	2,893	2,689	2,716	2,816	2,758	2,646	2,619	2,386	2,736
Clients	1,874	1,699	2,221	1,886	2,067	1,925	1,910	1,987	1,873	1,946	1,873	1,905	1,825	1,691	1,855	1,780	1,799	1,734
Network Use Services	84	78	102	242	202	106	226	178	223	144	190	197	201	209	212	234	3	467
Dealers	512	412	562	395	526	430	479	494	430	488	467	420	524	411	456	461	491	471
Others	199	117	338	115	166	102	140	311	156	315	159	194	266	447	123	144	93	64
Accounts Payable	(2,562)	(1,805)	(3,156)	(2,523)	(2,477)	(1,967)	(2,450)	(2,482)	(2,210)	(2,721)	(2,752)	(2,560)	(3,239)	(2,578)	(2,231)	(3,109)	(2,213)	(2,223)
Personnel	(167)	(134)	(136)	(138)	(135)	(141)	(161)	(157)	(135)	(135)	(142)	(236)	(234)	(177)	(140)	(303)	(179)	(147)
Material and Service Suppliers	(1,729)	(1,130)	(1,597)	(1,517)	(1,656)	(1,140)	(1,668)	(1,743)	(1,430)	(1,796)	(1,839)	(1,422)	(2,421)	(1,789)	(1,488)	(1,641)	(1,332)	(1,568)
Materials/Services	(1,640)	(1,046)	(1,488)	(1,275)	(1,447)	(1,033)	(1,439)	(1,561)	(1,201)	(1,651)	(1,645)	(1,222)	(2,215)	(1,575)	(1,277)	(1,401)	(1,325)	(1,101)
Plant Maintenance	(116)	(86)	(116)	(107)	(130)	(116)	(118)	(113)	(103)	(88)	(324)	(345)	(341)	(309)	(331)	(375)	(302)	(283)
Rent Amounts	(205)	(162)	(342)	(168)	(179)	(142)	(243)	(203)	(192)	(191)	(213)	(139)	(386)	(210)	(259)	(248)	(245)	(260)
Graphic/Data Processing	(137)	(97)	(118)	(98)	(118)	(103)	(133)	(135)	(106)	(116)	(129)	(113)	(127)	(122)	(140)	(122)	(111)	(108)
Service/Collection Call Center	(154)	(85)	(153)	(169)	(128)	(72)	(132)	(126)	(79)	(123)	(228)	(157)	(147)	(126)	(188)	(143)	(128)	(104)
Concessionaires	(112)	(104)	(112)	(96)	(100)	(103)	(98)	(101)	(97)	(98)	(102)	(105)	(103)	(105)	(104)	(101)	(105)	(99)
Advisory Services/Audits/Fees	(68)	(52)	(72)	(33)	(69)	(36)	(78)	(55)	(25)	(62)	(78)	(31)	(55)	(67)	(50)	(56)	(50)	(35)
Other Services/Accounts Payable	(848)	(460)	(575)	(604)	(723)	(461)	(637)	(828)	(599)	(973)	(571)	(332)	(1,056)	(636)	(205)	(356)	(384)	(212)
Network Use Services	(89)	(84)	(109)	(242)	(209)	(107)	(229)	(182)	(229)	(145)	(194)	(200)	(206)	(214)	(211)	(240)	(7)	(467)
Taxes	(674)	(532)	(1,232)	(852)	(664)	(673)	(626)	(591)	(655)	(688)	(652)	(633)	(621)	(628)	(527)	(1,172)	(698)	(518)
Court Deposits	11	(9)	(168)	(17)	(22)	(13)	6	14	28	29	20	(224)	43	53	(11)	8	(4)	11
Contingencies	(3)	-	(23)	1	-	-	(1)	(5)	-	(5)	-	1	(1)	-	(12)	-	-	(1)
Mediation	-								(18)	(126)	(139)	(46)	(5)	(37)	(53)	(1)	-	-
Investments	(261)	(345)	(346)	(346)	(433)	(330)	(480)	(427)	(290)	(410)	(391)	(190)	(554)	(430)	(519)	(536)	(434)	(377)
Telemar	(122)	(172)	(159)	(154)	(180)	(153)	(203)	(197)	(150)	(188)	(184)	(89)	(272)	(200)	(215)	(278)	(182)	(170)
Oi S.A.	(53)	(78)	(62)	(56)	(79)	(48)	(75)	(74)	(59)	(63)	(45)	(25)	(70)	(63)	(81)	(70)	(66)	(63)
Oi Móvel	(86)	(95)	(125)	(136)	(174)	(129)	(202)	(156)	(81)	(159)	(162)	(76)	(212)	(167)	(223)	(188)	(186)	(144)
Operating Generation	(154)	155	(279)	(231)	51	266	(175)	61	182	(238)	(454)	13	(977)	(250)	(104)	(1,026)	(261)	136
Intra-group Transactions	(48)	80	2	(99)	(101)	135	-	-	-	-	-	-	-	-	-	-	28	55
Financial Transactions	65	51	67	44	20	44	55	55	47	38	7	38	32	24	26	15	15	26
Dividends and Interest on Net Equity (JCP)	(63)	-	-	-	-	-	-	-	-	-	-	-	192	7	-	-	-	-
Final Balance - Financial Cash	7,094	7,380	7,170	6,884	6,854	7,299	7,179	7,295	7,524	7,324	6,877	6,881	6,128	5,909	5,831	4,820	4,602	4,819

4.2 BALANCE SHEET OF THE COMPANIES UNDER REORGANIZATION

Quarterly Consolidated Financial Statements of the Companies under Reorganization (unaudited)

BALANCE SHEET OF THE COMPANIES UNDER REORGANIZATION

HIGHLIGHTS

Statement

2nd QUARTER/2018

o        The Cash of the Companies Under Reorganization recorded a decrease of BRL 1,084 million in the quarter, reaching BRL 4,869 million

o        Taxes Recoverable had a BRL 311.7 million decrease in the quarter

o        Long-Term Loans and Financings of the Companies Under Reorganization increased BRL 1,486 million in the 2nd quarter of 2018

o        Other Obligations decreased BRL 1,849 million in the 2nd quarter of 2018, reaching the level of BRL 2,352 million

Table 3 - Balance Sheet, Assets		(A)	(B) - (A)	(B)
In thousands of BRL		03/31/2017	Variation	06/30/2018
		1st Quarter 2018		2nd Quarter 2018

A	Cash and Cash Equivalents	5,807,428	(1,035,266)	4,772,162
B	Financial Investments	30,694	4,593	35,287
	Accounts Receivable	7,696,186	148,640	7,844,826
	Inventories	144,311	6,650	137,661
	Claims with Related Parties	66,197	9,653	75,850
	Loans Receivables	907,485	100,870	1,008,355
	Taxes Recoverable	2,027,496	(311,696)	1,715,800
	Court Deposits and Frozen Accounts	1,060,995	(40,471)	1,020,524
	Dividends and Interest on Net Equity	166,791	7,213	174,004
	Assets Kept for Sale	-	-	-
	Other Assets	3,071,637	27,812	3,099,449
	Current Assets	20,979,220	(1,095,302)	19,883,918
	Claims with Related Parties	13,595	306	13,901
C	Financial Investments	114,222	(52,946)	61,276
	Deferred Taxes Recoverable	268,188	-	268,188
	Other Taxes	631,596	44,267	675,863
	Court Deposits and Frozen Accounts	7,853,463	71,104	7,924,567
	Other Assets	372,681	2,260	374,941
	Investments	4,657,411	64,337	4,721,748
	Property, Plant and Equipment	26,433,640	237,209	26,670,849
	Intangible assets	8,207,737	(448,950)	7,758,787
	Non-Current Assets	48,552,533	(82,413)	48,470,120
	Total Assets	69,531,753	(1,177,715)	68,354,038

Cash = BRL 4,869 million

A + B + C

1. Decrease of BRL 1,084 million in the quarter

Current Assets (page 1 of 2)

The Cash of the Companies Under Reorganization recorded a decrease of BRL 1,084 million in the 2nd Quarter of 2018

The Total Assets of the Companies Under Reorganization decreased by BRL 1,178 million in the 2nd quarter of 2018 compared to the previous quarter, due to the decrease of BRL 1,095 million of the Current Assets and the decrease of BRL 82.4 million of the Non-Current Assets. The decrease of BRL 1,095 million of the Current Assets was influenced by:

o    1. The Cash of the Companies Under Reorganization (resulting from the sum of the items Cash and Cash Equivalents, Current Financial Investments and Non-Current Financial Investments) decreased BRL 1,084 million in the 2nd quarter (decrease of 18.2%), amounting to BRL 4,869 million. According to Management, the decrease in cash is mainly due to the payment of Anatel’s annual Fistel fee, the payment of PIS/COFINS on the novation of the debt and of the Profit Sharing Program (PPR) regarding 2017, approved in the 2017/2018 collective bargain agreement.

Table 3 - Balance Sheet, Assets	(A)	(B) - (A)	(B)
In thousands of BRL	03/31/2018	Variation	06/30/2018
	1st Quarter 2018		2nd Quarter 2018

Cash and Cash Equivalents	5,807,428	(1,035,266)	4,772,162
Financial Investments	30,694	4,593	35,287
Accounts Receivable	7,696,186	148,640	7,844,826
Inventories	144,311	(6,650)	137,661
Claims with Related Parties	66,197	9,653	75,850
Loans Receivables	907,485	100,870	1,008,355
Taxes Recoverable	2,027,496	(311,696)	1,715,800
Court Deposits and Frozen Accounts	1,060,995	(40,471)	1,020,524
Dividends and Interest on Net Equity	166,791	7,213	174,004
Assets Kept for Sale	-	-	-
Other Assets	3,071,637	27,812	3,099,449
Current Assets	20,979,220	(1,095,302)	19,883,918
Claims with Related Parties	13,595	306	13,901
Financial Investments	114,222	(52,946)	61,276
Deferred Taxes Recoverable	268,188	-	268,188
Other Taxes	631,596	44,267	675,863
Court Deposits and Frozen Accounts	7,853,463	71,104	7,954,567
Other Assets	372,681	2,260	374,941
Investments	4,657,411	64,337	4,721,748
Property, Plant and Equipment	26,433,640	237,209	26,670,849
Intangible assets	8,207,737	(448,950)	7,758,787
Non-Current Assets	48,552,533	(82,413)	48,470,120
Total Assets	69,531,753	(1,177,715)	68,354,038

2. Taxes Recoverable had a BRL 311,7 million drop

Current Assets (page 2 of 2)

Taxes Recoverable had a BRL 311.7 million drop in the 2nd Quarter of 2018

The Total Assets of the Companies Under Reorganization decreased by BRL 1,178 million in the 2nd quarter of 2018 compared to the previous quarter, due to the decrease of BRL 1,095 million of the Current Assets and the decrease of BRL 82.4 million of the Non-Current Assets. The decrease of BRL 1,095 million of the Current Assets was influenced by:

o        2. The Taxes Recoverable of the Companies Under Reorganization recorded a decrease of BRL 311.7 million (a decrease of 15.4%), amounting to BRL 1,176 million. Management reported that the verified variation is due to the transfer of credits from Income Tax Withheld at Source on financial investment, on loan, and amount paid to public bodies, to a negative balance of Income Tax and Social Contribution on Net Profit. Management also mentioned the offsetting of ICMS credits and the reclassification of the advance of ICMS by Law (Assets) to withheld ICMS (Liabilities).

Table 3 - Balance Sheet, Assets	(A)	(B) - (A)	(B)
In thousands of BRL	03/31/2018	Variation	06/30/2018
	1st Quarter 2018		2nd Quarter 2018

Cash and Cash Equivalents	5,807,428	(1,035,266)	4,772,162
Financial Investments	30,694	4,593	35,287
Accounts Receivable	7,696,186	148,640	7,844,826
Inventories	144,311	(6,650)	137,661
Claims with Related Parties	66,197	9,653	75,850
Loans Receivables	907,485	100,870	1,008,355
Taxes Recoverable	2,027,496	(311,696)	1,715,800
Court Deposits and Frozen Accounts	1,060,995	(40,471)	1,020,524
Dividends and Interest on Net Equity	166,791	7,213	174,004
Assets Kept for Sale	-	-	-
Other Assets	3,071,637	27,812	3,099,449
Current Assets	20,979,220	(1,095,302)	19,883,918
Claims with Related Parties	13,595	306	13,901
Financial Investments	114,222	(52,946)	61,276
Deferred Taxes Recoverable	268,188	-	268,188
Other Taxes	631,596	44,267	675,863
Court Deposits and Frozen Accounts	7,853,463	71,104	7,954,567
Other Assets	372,681	2,260	374,941
Investments	4,657,411	64,337	4,721,748
Property, Plant and Equipment	26,433,640	237,209	26,670,849
Intangible assets	8,207,737	(448,950)	7,758,787
Non-Current Assets	48,552,533	(82,413)	48,470,120
Total Assets	69,531,753	(1,177,715)	68,354,038

1. Property, Plant and Equipment increased by BRL 237.2 million

2. Intangible Assets decreased BRL 448.9 million in the quarter

Non-Current Assets (page 1 of 1)

Intangible Assets decreased BRL 448.9 million in the 2nd quarter of 2018

The Total Assets of the Companies Under Reorganization decreased by BRL 1,178 million in the 2nd quarter of 2018 compared to the previous quarter, due to the decrease of BRL 1,095 million of the Current Assets and the decrease of BRL 82.4 million of the Non-Current Assets. The decrease of BRL 82.4 million of the Non-Current Assets was influenced by:

o      1. The item Property, Plant and Equipment increased by BRL 237.2 million (high of 0.9%) in the 2nd quarter of 2018 when compared to the 1st quarter, amounting to BRL 26,671 million. According to information provided by Management, the verified variation is a result of the increase in investment in the expansion and implementation of an optical and data transmission network.

o      2. The item Intangible Assets, however, decreased by BRL 448.9 million in the same period (drop of 5.5%), amounting to BRL 7,758 million. According to Management, the verified decrease is related to the revision of the calculation of the Amortization of the Value-Added License.

Table 4 - Balance Sheet, Liabilities	(A)	(B) - (A)	(B)
In thousands of BRL	03/31/2018	Variation	06/30/2018
	1st Quarter 2018		2nd Quarter 2018

Salaries, Social Charges and Benefits	495,931	(138,336)	357,595
Suppliers	5,567,617	(324,258)	5,243,359
Loans and Financings	581,666	284,558	866,224
Derivative Financial Instruments		--	-
Withheld Current Taxes	1,760,809	(705,957)	1,054,852
Dividends and Interest on Net Equity	6,222	(25)	6,197
Payable Adjustments and Concessions	20,306	36,738	57,044
Fiscal Refinancing Program	271,364	(40,051)	231,313
Provisions	828,469	(50,372)	778,097
Other Obligations	1,463,868	43,905	1,507,773
Current Liabilities	10,996,252	(893,798)	10,102,454
Suppliers	1,170,355	2,150,811	3,321,166
Loans and Financings	13,444,124	1,485,768	14,929,892
Other Taxes	4,323,669	88,594	4,412,263
Payable Adjustments and Concessions	608	(608)	-
Fiscal Refinancing Program	543,585	(56,424)	487,161
Provisions	4,308,800	175,703	4,484,503
Provisions for Pension Funds	571,037	79	571,116
Provisions for Loss of Investment	1,338,717	(415,027)	923,690
Other Obligations	4,201,331	(1,849,584)	2,351,747
Non-Current Liabilities	29,902,226	1,579,312	31,481,538
Net Equity	28,633,275	(1,836,229)	26,770,046
Total Liabilities + Net Equity	69,531,753	(1,177,715)	68,354,038

1. Salaries decreased by BRL 138.7 million in the quarter

2. Suppliers decreased by BRL 324.2 million

3. Withheld Current Taxes had a drop of BRL 705.9 million

Current Liabilities (page 1 of 2)

Salaries, Social Charges and Benefits decreased by BRL 138.3 million in the quarter

The Total Liabilities of the Companies Under Reorganization decreased by BRL 1,178 million in the 2nd quarter of 2018 compared to the previous quarter, due to the decrease of BRL 893.8 million of the Current Liabilities, an increase of BRL 1,579 million of the Non-Current Liabilities and the decrease of BRL 1,863 million of the Net Equity. The decrease of BRL 893,8 million of the Current Liabilities was influenced by:

o        The item Salaries, Social Charges and Benefits of the Companies Under Reorganization had a decrease of BRL 138.3 million (decrease of 27.9%) in the quarter, amounting to BRL 357.6 million. According to Management, the decrease observed refers to the payment of the 2017 Profit Sharing Program (PPR), as approved in the 2017/2018 collective bargaining agreement.

o        Short-term Suppliers decreased BRL 324.2 million (decrease of 5.8%), amounting to BRL 5,243 million. According to Management, the decrease observed has, as main causes, the payments made to Tim and Globosat, in addition to the renegotiation of supplier agreements. The Company also added that there was a requalification from short-term to long-term in the RJ amount of supplier Tim.

Current Taxes Receivable decreased by BRL 705.9 million in the quarter

The Total Liabilities of the Companies Under Reorganization decreased by BRL 1,178 million in the 2nd quarter of 2018 when compared to the previous quarter, due to a decrease of BRL 893.8 million in Current Liabilities, an increase of BRL 1,579 million in Non-Current Liabilities, and a decrease of BRL 1,863 million in the Net Equity. The decrease of BRL 893.8 million in Current Liabilities was influenced by:

o      3. The Withheld Current Taxes of the Companies Under Reorganization recorded a decrease of BRL 705.9 million (drop of 40.1%) in the quarter, amounting to BRL 1,055 million. According to Management, the verified decrease is due to the payment of PIS and COFINS on the debt relief recorded in March, to the incorporation of Oi Internet’s IRPJ and CSLL balance, which migrated in March/2018 and was regularized in May/2018, to the payment of the annual Fistel fee to Anatel, and finally, to the decrease of the ICMS due to reclassification of the advance of ICMS by Law (Assets) to withheld ICMS (Liabilities).

Table 4 - Balance Sheet, Liabilities	(A)	(B) - (A)	(B)
In thousands of BRL	03/31/2018	Variation	06/30/2018
	1st Quarter 2018		2nd Quarter 2018

Salaries, Social Charges and Benefits	495,931	(138,336)	357,595
Suppliers	5,567,617	(324,258)	5,243,359
Loans and Financings	581,666	284,558	866,224
Derivative Financial Instruments		-	-
Withheld Current Taxes	1,760,809	(705,957)	1,054,852
Dividends and Interest on Net Equity	6,222	(25)	6,197
Payable Adjustments and Concessions 20,306	20,306	36,738	57,044
Fiscal Refinancing Program	271,364	(40,051)	231,313
Provisions	828,469	(50,372)	778,097
Other Obligations	1,463,868	43,905	1,507,773
Current Liabilities	10,996,252	(893,798)	10,102,454
Suppliers	1,170,355	2,150,811	3,321,166
Loans and Financings	13,444,124	1,485,768	14,929,892
Other Taxes	4,323,669	88,594	4,412,263
Payable Adjustments and Concessions	608	(608)	-
Fiscal Refinancing Program	543,585	(56,424)	487,161
Provisions	4,308,800	175,703	4,484,503
Provisions for Pension Funds	571,037	79	571,116
Provisions for Loss of Investment	1,338,717	(415,027)	923,690
Other Obligations	4,201,331	(1,849,584)	2,351,747
Non-Current Liabilities	29,902,226	1,579,312	31,481,538
Net Equity	28,633,275	(1,836,229)	26,770,046
Total Liabilities + Net Equity	69,531,753	(1,177,715)	68,354,038

Loans and Financings of the Companies Under Reorganization

	(A)	(B) - (A)	(B)
	03/31/2018		06/30/2018
	1st Quarter 2018		2nd Quarter 2018

Brazilian Currency	1,199	1,208	2,407
Foreign Currency	580,466	283,351	863,817
Total Short-Term (Current)	581,666	284,558	866,224
Brazilian Currency	6,852,499	265,058	7,117,567
Brazilian Currency - related parties	8,106	144	8,250
Foreign Currency	6,583,518	1,220,557	7,804,075
Total Long-Term (Non-Current)	13,444,124	1,485,768	14,929,892
Total Loans and Financings	14,025,790	1,770,326	15,796,116

o        The Short-Term Loans and Financings in Brazilian Currency had an increase of BRL 1.2 million in the 2nd quarter of 2018, amounting to BRL 2.4 million, corresponding to a minimum fraction of the Loans and Financings.

o        The Short-Term Loans and Financings in Foreign Currency increased by BRL 283.3 million in the 2nd quarter of 2018, amounting to BRL 863.8 million.

o        The result was a high of BRL 284.5 million in the Short-Term Loans and Financings, reaching the amount of BRL 866.2 million.

o      According to Management, this increase can be explained by the transfer from long-term to short-term of the amortization installments of the principal amount of the loans.

o        The Long-Term Loans and Financings, in turn, increased by BRL 1,486 million, amounting to BRL 14,929 million. From such amount, the loans in Brazilian Currency reached BRL 7,117 million. The loans in Brazilian Currency - related parties amounted to BRL 8.2 million. Lastly, the loans in Foreign Currency had an increase pf BRL 1,220 million, reaching BRL 7,804 million.

o        According to Management, the variations observed in the liabilities of long-term Loans and Financings are explained by the added interest in the quarter, the release of the IOF and the Income Tax and by the exchange variation of the loans in foreign currency.

Table 4 - Balance Sheet, Liabilities	(A)	(B) - (A)	(B)
In thousands of BRL	03/31/2018	Variation	06/30/2018
	1st Quarter 2018		2nd Quarter 2018

Salaries, Social Charges and Benefits	495,931	(138,336)	357,595
Suppliers	5,567,617	(324,258)	5,243,359
Loans and Financings	581,666	284,558	866,224
Derivative Financial Instruments		-	-
Withheld Current Taxes	1,760,809	(705,957)	1,054,852
Dividends and Interest on Net Equity	6,222	(25)	6,197
Payable Adjustments and Concessions 20,306	20,306	36,738	57,044
Fiscal Refinancing Program	271,364	(40,051)	231,313
Provisions	828,469	(50,372)	778,097
Other Obligations	1,463,868	43,905	1,507,773
Current Liabilities	10,996,252	(893,798)	10,102,454
Suppliers	1,170,355	2,150,811	3,321,166
Loans and Financings	13,444,124	1,485,768	14,929,892
Other Taxes	4,323,669	88,594	4,412,263
Payable Adjustments and Concessions	608	(608)	-
Fiscal Refinancing Program	543,585	(56,424)	487,161
Provisions	4,308,800	175,703	4,484,503
Provisions for Pension Funds	571,037	79	571,116
Provisions for Loss of Investment	1,338,717	(415,027)	923,690
Other Obligations	4,201,331	(1,849,584)	2,351,747
Non-Current Liabilities	29,902,226	1,579,312	31,481,538
Net Equity	28,633,275	(1,836,229)	26,770,046
Total Liabilities + Net Equity	69,531,753	(1,177,715)	68,354,038

1. Long-term Suppliers increased by BRL 2,151 million

2. Other Obligations decreased by BRL 1,849 million

Non-Current Liabilities (page 1 of 1)

Long-term Suppliers increased by BRL 2,151 million in the 2nd quarter of 2018

The Total Liabilities of the Companies Under Reorganization decreased by BRL 1,178 million in the 2nd quarter of 2018 compared to the previous quarter, due to the decrease of BRL 893.8 million of the Current Liabilities, an increase of BRL 1,579 million of the Non-Current Liabilities and the decrease of BRL 1,863 million of the Net Equity. The increase of BRL 1,863 million of the Non-Current Liabilities was influenced by:

o      The item long-term Suppliers of the Companies Under Reorganization was increased by BRL 2,151 million in the quarter, amounting to BRL 3,321 million. According to the Company, the verified increase refers to the recognition of the debt with Anatel in long-term Suppliers.

o      Other Obligations, on the other hand, decreased by BRL 1,849 million in the quarter (drop of 44.0%), amounting to BRL 2,352 million. Therefore, as in the previous item, the decrease is due to the reclassification of the debt with Anatel, which was transferred from Other Obligations to long-term Suppliers.

Table 5 - Balance Sheet, Net Equity	(A)	(B)
In thousands of BRL	03/31/2018	06/30/2018
	1st Quarter 2018	2nd Quarter 2018

Current Liabilities	10,996,252	10,102,454
Non-Current Liabilities	29,902,226	31,481,538
Realized Share Capital	21,438,374	21,438,374
Capital Reserves	19,335,311	19,335,311
Accrued Profit/Loss Previous Years	(42,052,578)	(42,052,578)
Loss/Profit in the 4th Quarter of 2017	30,543,355	30,543,355
Accrued Loss/Profit up to the 1st Quarter of 2018		(1,778,415)
Cost of Issuance of Shares	(377,429)	(377,429)
Equity Appraisal Adjustments	421	(84,392)
Other Encompassing Results	(254,179)	(254,180)
Net Equity	28,633,275	26,770,046
Total Liabilities + Net Equity	69,531,753	68,354,038

2. Equity Appraisal Adjustments had a decrease of BRL 84.4 million

Net Equity (page 1 of 1)

The Consolidated Loss of the Companies Under Reorganization in the 2nd Quarter of 2018 was of BRL 1.778 million

Other items of the Net Equity with variations that can be observed:

o        Equity Appraisal Adjustments started showing the negative amount of BRL 84.4 million in the 2nd quarter of 2018. According to Management, the variation verified in this item is justified by the decrease in Unitel’s ORA. In view of the appreciation of the Euro, this item had a negative balance within the ORA.

4.3 INCOME STATEMENT OF THE COMPANIES UNDER REORGANIZATION

Quarterly Consolidated Financial Statements of the Companies under Reorganization (unaudited)

INCOME STATEMENT OF THE COMPANIES UNDER REORGANIZATION

HIGHLIGHTS

Statement

2nd QUARTER of 2018

o        The Gross Operating Revenue of the Companies Under Reorganization increased 4.2% in the quarter

o        The Other Operating Revenue of the Companies Under Reorganization decreased by BRL 228.4 million in the 2nd quarter of 2018 when compared to the previous quarter

o        The Income before Financial Income and Taxes of the Companies Under Reorganization was negative at the amount of BRL 198.5 million

o        The Financial Income of the Companies Under Reorganization closed the 2nd quarter of 2018 with a negative amount of BRL 1,408 million

o        The Consolidated Loss of the Companies Under Reorganization in the 2nd quarter of 2018 was of BRL 1,778 million

Table 6 – Quarterly Income Statements	(A)	(B) – (A)	(B)
In thousands of BRL	1st Quarter 2018	Variation	2nd Quarter 2018

Gross Operating Revenue	7,238,159	306,797	7,544,956
Deductions of Gross Revenue	(2,168,627)	36,206	(2,132,421)
Net Revenue for Sales of Goods and/or Services	5,069,532	343,003	5,412,535
Cost of Services Rendered and Goods Sold	(3,814,419)	(262,747)	(4,077,166)
Gross Revenue	1,255,113	80,256	1,335,369
Expenses with Sales	(1,004,112)	(118,862)	(1,122,974)
General and Administrative Expenses	(524,118)	2,944	(521,174)
Other Operating Revenues	548,405	(228,401)	320,004
Other Operating Expenses	(256,732)	(29,102)	(284,834)
Equity Accounting Results	80,630	(4,493)	76,137
Operating Expenses/Revenues	(1,155,927)	(377,914)	(1,533,841)
Income Before Financial Income and Taxes	99,186	(297,658)	(198,472)
Financial Revenue	28,643,912	(26,954,344)	1,689,568
Financial Expenses	1,635,570	(4,732,995)	(3,097,425)
Financial Income	30,279,482	(31,687,339)	(1,407,857)
Current	259,727	(321,336)	(61,609)
Deferred Assets	(95,040)	(18,107)	(113,147)
Tax Incentive Exploitation Profit	-	2,670	2,670
Income Tax and Social Security Contribution on Profit	164,687	(336,773)	(172,086)
Consolidated Profit/Loss of the Period	30,543,355	(32,321,770)	(1,778,415)

1. Increase of 4.2% of Gross Revenue

2. Decrease of BRL 228.4 million

3. Financial Revenue returned to BRL 1,689 million

4. Financial Expenses reached BRL 3,097 million

5. Current had a negative result

Quarterly Income Statements (page 1 of 3)

The Consolidated Loss of BRL 1,778 million recorded by the Companies Under Reorganization in the 2nd Quarter of 2018 was influenced by:

o        1. The Gross Operating Revenue had an increase of BRL 306.8 million (high of 4.2%) in the 2nd quarter of 2018 compared to the previous quarter, amounting to BRL 7,545 million. According to information provided by the Management, the increase has as its justification the incorporation of Oi Internet by Oi Móvel in March 2018, which made the judicial reorganization a lucrative operation.

o        2. Other Operating Revenues of the Companies Under Reorganization recorded a decrease of BRL 228.4 million (drop of 41.6%) in the quarter, reaching BRL 320.0 million. According to Management, the decrease in this item is mainly due to the lower volume of recovered expenses and to the lower volume of infrastructure rent.

When adding the other operating items, the Companies Under Reorganization had a negative Income Before Financial Income and Taxes in the amount of BRL 198.5 million in the 2nd quarter of 2018.

o        3. The Financial Revenue of the Companies Under Reorganization in the 2nd quarter of 2018 decreased by BRL 26,954 million, amounting to BRL 1,689 million. According to information provided by Management, the decrease verified in the period mainly reflects the increase in the 1st quarter of 2018, due to the accounting effects produced by the application of the Judicial Reorganization Plan, which included the adjustment at the fair value of the debts and the discount gains of the restructured debts, as set forth in the Judicial Reorganization Plan. In the 2nd quarter of 2018, the Company stressed the effect of the exchange rate variation on the adjustment at the fair value, due to the devaluation of the Real in relation to the Dollar and the Euro in the period.

o        4. Financial Expenses, in turn, increased by BRL 4,733 million in the 2nd quarter of 2018, totaling BRL 3,097 million. According to Management, the variation also reflects the positive result of the 1st quarter of 2018 through the accounting effects produced by the application of the Judicial Reorganization Plan, with emphasis on the effects of the reversal of accrued interest and the exchange rate variation since the beginning of the Judicial Reorganization until the date of ratification of the Judicial Reorganization Plan (June 20, 2016 to February 5, 2018). The Company added that, in the 2nd quarter of 2018, the item went back to normal, with the recording of interest accrual and exchange rate variation on novated debts.

o      5. The item Current Assets reverted its positive figures obtained in the previous quarter and had a negative amount of BRL 61.6 million in the 2nd quarter of 2018. The Company reported that the verified variation refers to the recording of IRPJ and CSLL on accelerated depreciation between 2010 and 2014.

Thus, adding the Income Before Financial Income and Taxes, negative in BRL 198.5 million, the Financial Income, negative in BRL 1,408 million, and the Income Tax and Social Security Contribution on Profit, negative in BRL 172.1 million, the Consolidated Loss in the 2nd quarter of 2018 of the Companies Under Reorganization was of BRL 1,778 million.

5        Service to creditors

SERVICE TO CREDITORS

As it was the case with the previous month, the BT strived to help this Court by organizing the several official letters received from other Courts requesting authorization to retain the assets of the Companies Under Reorganization for payment of post-petition credits, in a proceeding that, on the one hand, grants speed and security to the benefit of the Creditors, and on the other hand, allows for the recovery of the Oi Group and compliance with the PRJ.

For this purpose, the BT published the list of the official letters received in the last month by the Judge of the 7th Business Court and the list of post-petition credits paid by the Oi Group, with are already available for reference in the judicial reorganization website (www.recuperacaojudicialoi.com.br), which currently has 436,315 pageviews.

As to the pre-petition credits, the BT remains focused on answering questions about clauses and compliance with the ratified Judicial Reorganization Plan, and is regularly contacted by domestic and foreign creditors, either by phone, through number +55 (21) 2272-9300, or via email at credoroi@wald.com.br.

The BT still strives to analyze the 10,082 procedural cases regarding the delaying challenges and qualifications, considering the continuous increase in the number of the latter and that the flow of filings has not ceased.

To date: (i) 3,170 cases have been sentenced as a result of the lack of liquidity of the credit or because the credit is already listed in the name of the creditor in the BT’s list on pages 198,488/198,843; (ii) 2,526 cases obtained a decision on the merits; and (iii) the Companies Under Reorganization have already expressed themselves on 5,949 cases; and (iv) 5.437 have already obtained a statement from the BT on the merits of the case.

In addition, the BT makes available, on a monthly basis, the updated General List of Creditors on the judicial reorganization website (www.recuperacaojudicialoi.com.br), considering those cases involving qualifications and challenges that have already obtained a decision on the merits.

6        Statements submitted by BT

SUMMARY OF THE BT STATEMENTS IN THE CASE RECORDS

Following, the BT lists the manifestations presented in the case records of the electronic proceedings after the latest Monthly Activity Report, with an indication of the respective pages.

page 316,504/316,534	Monthly report of the activities developed by the Companies Under Reorganization (referring to May 2018).	07/16/2018
page 316,612/316,614	BT’s statement on the petition of creditors Antigone, LCC, and Temis, INC regarding the procedure to individualize bondholders.	07/16/2018
page 316,786/316,789

BT’s statement on:

(i) Petition of creditors Lider Guadalupe Serviços de Telefonia Ltda. Me and Lider Queimados Serviços Ltda. Me on the selection of the payment option; and

(ii) List of the requests for pledges regarding pre-petition credits.

07/18/2018
page 316,792/316,793

Statement of the BT on the issuance of a Notice to the Courts on the procedure adopted in the proceedings that obtained a final and unappealable decision, which subject matters are pre-petition and post-petition credits.

07/24/2018
page 316,857/316,858

BT’s statement on:

(i) Petition of creditor Commscope Cabos do Brasil Ltda. on the selection of the payment option;

(ii) Petition of creditor Sky Serviços de Banda Larga Ltda. notifying the incorporation of the companies Sky Brasil Serviços Ltda. and Tv Show Brasil S.A.; and

(iii) Documents submitted by the bondholder creditor Filanor Investments S.A.

07/25/2018
page 318,617/318,620

BT’s statement on:

(i) Spreadsheet submitted by the Companies Under Reorganization on the Program for Settlement with Creditors;

(ii) Petition of creditor Globenet Cabos Submarinos S.A. on the definition of “Partner Supplier Creditor”; and

(iii) Petition of Netcraker Technology do Brasil on tax withholding.

08/03/2018

Interlocutory Appeals in which BT submitted statement:

0010034-05.2018.8.19.0000	Appeal filed by Bratel against the decision that granted the interlocutory relief to cease the effects of all resolutions made by the EGM held on February 7, 2018.	08/03/2018

In addition to the aforementioned cases, the Bankruptcy Trustee, in response to the official letters and requests addressed directly to the BT by different Brazilian Courts, submitted statements in lawsuits filed against the Companies Under Reorganization.

7        Monitoring and compliance with the Judicial Reorganization Plan

MONITORING AND COMPLIANCE WITH THE JUDICIAL REORGANIZATION PLAN

The Judicial Reorganization Plan (“PRJ”) presented by the Companies Under Reorganization was approved by the Creditors attending the General Creditors’ Meeting held on December 19, 2017, being approved, with reservations, by this Court under the decision of pages 254,741/254,756.

In this way, this Management remains focused in the monitoring of compliance with the obligations of the Companies Under Reorganization of the ratified PRJ, having held regular meetings with the Company and analyzed all relevant documentation for such purpose.

As a result of this monitoring, the BT provides a spreadsheet illustrating the obligations that expired in June 2018 below:

Clause	Class	Classification	Obligation	Term	Note	Status
4.3.4	III	Regulatory Agency	Payment	06/30/2018	1st installment	✓

Regarding its compliance, the BT informs that the Companies Under Reorganization requested, on pages 311,532/311,537, the issuance an official letter to the TRF - 2nd Circuit, to determine the conversion to income of the deposits made in the records of proceeding No. 0000554-77.2011.4.02.5101, for the payment of the first 6 installments owed to the Regulatory Agency. In the decision contained in pages 311,654/311,657, the Court granted the issuance of the official letter, in order to ensure compliance with clause 4.3.4 of the PRJ.

With respect to the procedure for mediation with illiquid credits, the BT informs that the FGV Platform has been available for access since July 26, 2018 and is already largely attended by creditors.

Finally, the BT informs that it has attended several meetings during the month, to monitor the organization of the procedure for payment of the 1st installment of labor credits (clause 4.1 of the PRJ), which obligation has the maturity date of August 3, 2018.

Avenida Franklin Roosevelt,	Avenida Juscelino Kubtischek,
nº 115, 4º andar	nº 510, 8º andar

CEP 20021-120

CEP 04543-906
Rio de Janeiro, RJ – Brazil	São Paulo, SP - Brazil

Rua James Joule,

nº 92, 10º andar

Brooklin Novo,

CEP 04576-080

São Paulo, SP - Brazil